FORM OF SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated May 26, 2015 between PACER FUNDS TRUST
and
PACER ADVISORS, INC.

As [September 15, 2021]
The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
Pacer Trendpilot® US Large Cap ETF	0.60%
Pacer Trendpilot® US Mid Cap ETF	0.60%
Pacer Trendpilot® 100 ETF	0.65%
Pacer Trendpilot® European Index ETF	0.65%
Pacer Autopilot Hedged European Index ETF	0.65%
Pacer US Export Leaders ETF	0.60%
Pacer International Export Leaders ETF	0.60%
Pacer Global Cash Cows Dividend ETF	0.60%
Pacer US Cash Cows 100 ETF	0.49%
Pacer Developed Markets International Cash Cows 100 ETF	0.65%
Pacer US Small Cap Cash Cows 100 ETF	0.59%*
Pacer WealthShield ETF	0.60%
Pacer Benchmark Hotel & Lodging Real Estate SCTR℠ ETF	0.60%
Pacer Benchmark Apartments & Residential Real Estate SCTR℠ ETF	0.60%
Pacer Benchmark Office Real Estate SCTR℠ ETF	0.60%
Pacer Benchmark Retail Real Estate SCTR℠ ETF	0.60%
Pacer Benchmark Healthcare Real Estate SCTR℠ ETF	0.60%
Pacer Benchmark Industrial Real Estate SCTR℠ ETF	0.60%
Pacer Benchmark Net Lease Real Estate SCTR℠ ETF	0.60%
Pacer Benchmark Data & Infrastructure Real Estate SCTR℠ ETF	0.60%
Pacer Military Times Best for Vets℠ Equity ETF	0.60%
Pacer CFRA-Stovall Seasonal Rotation Equal Weight Index ETF	0.60%
Pacer CFRA-Stovall Seasonal Rotation Global Index ETF	0.60%
Pacer CFRA-Stovall Seasonal Rotation Index ETF	0.60%
Pacer CFRA-Stovall Seasonal Rotation Small Cap ETF	0.60%
Pacer Trendpilot® International ETF	0.65%
Pacer Trendpilot® Fund of Funds ETF	0.15%
Pacer US Cash Cows Growth ETF	0.60%
Pacer Cash Cows Fund of Funds ETF	0.15%
Pacer Emerging Markets Cash Cows 100 ETF	0.70%
Pacer Trendpilot Bond ETF	0.60%

Pacer American Energy Independence ETF	0.75%
Pacer CSOP FTSE China A50 ETF	0.70%
Pacer Trendpilot Emerging Markets ETF	0.65%
Pacer BioThreat Strategy ETF	0.70%
Pacer Lunt Large Cap Alternator ETF	0.60%
Pacer Lunt Large Cap Multi-Factor Alternator ETF	0.60%
Pacer Lunt Midcap Multi-Factor Alternator ETF	0.60%
Pacer Salt High truBeta US Market ETF	0.60%
Pacer Salt Low truBetaTM US Market ETF	0.60%
Pacer Citi Shield S&P 500 ETF	0.70%
Pacer Swan SOS Conservative (December) ETF	0.75%
Pacer Swan SOS Conservative (April) ETF	0.75%
Pacer Swan SOS Conservative (July) ETF	0.75%
Pacer Swan SOS Conservative (October) ETF	0.75%
Pacer Swan SOS Moderate (December) ETF	0.75%
Pacer Swan SOS Moderate (April) ETF	0.75%
Pacer Swan SOS Moderate (July) ETF	0.75%
Pacer Swan SOS Moderate (October) ETF	0.75%
Pacer Swan SOS Flex (December) ETF	0.75%
Pacer Swan SOS Flex (April) ETF	0.75%
Pacer Swan SOS Flex (July) ETF	0.75%
Pacer Swan SOS Flex (October) ETF	0.75%
Pacer Swan SOS Fund of Funds ETF	0.18%
Pacer Metaurus US Large Cap Target Dividend 300 ETF	0.79%
Pacer Metaurus US Large Cap Target Dividend 400 ETF	0.79%
Pacer Pacific Asset Floating Rate High Income ETF	0.60%

* Effective since the Fund’s commencement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date set forth above.

PACER FUNDS TRUST	PACER ADVISORS, INC.
By:	By:
Name: Joe M. Thomson	Name: Joe M. Thomson
Title: President and Chairman	Title: President